Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 23, 2018 (the “Effective Date”), by and among Traeger Pellet Grills LLC, a Delaware limited liability company (the “Company”) and Stephen P. Woodside (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”) and, solely for purposes of Section 2.2, TGP Holdings LP, a Delaware limited partnership and an indirect parent company of the Company (“Parent”).

WHEREAS, as of the Effective Date, the Company desires to employ the Executive as the Chief Supply Chain Officer (“CSCO”) of the Company and wishes to acquire and be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as the Company’s CSCO, and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.        Employment.

1.1.    At Will Employment. Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the November 5, 2018 (the “Start Date”) and ending upon the resignation or termination of Executive from his position at the Company. Executive understands and acknowledges that the Company is an at-will employer is an at-will employer, and as such, Company may, without notice and with, or without cause terminate Executive’s employment, subject to Section 3 below. The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.    Duties. During the Employment Period, the Executive shall serve as the Company’s CSCO having the responsibilities set forth in Exhibit B to this Agreement, and in such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the Company shall mutually agree from time to time, and shall report directly to Jeremy Andrus, the Chief Executive Officer of the Company (“CEO”). In the Executive’s position as CSCO, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasonably and lawfully directed by the CEO. The Executive’s principal place of employment shall be the Company’s headquarters in Salt Lake City, UT, USA.

1.3.     Exclusivity. During the Employment Period, the Executive shall devote substantially all of the Executive’s business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the CEO, consistent with Section 1.2 hereof. During the Employment Period, the Executive shall use the Executive’s best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the Board of Directors of TGP Holdings GP Corp, the general partner of Parent (the “Board”) and (c) manage the Executive’s personal investments, in each case so long as any such activities do not alone or in the aggregate (X) violate the terms of this Agreement (including Section 4) or (Y) interfere with the Executive’s duties and responsibilities to the Company.

Section 2.        Compensation.

2.1.    Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay or cause to be paid to the Executive a salary at an annual rate of $365,000.00, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion.

2.2.    Equity. Within 45 days following the Effective Date, Parent shall grant to the Executive an equity incentive award in the form of “profits interests” in Parent (the “Management Unit Grant”). The terms and conditions of the Management Unit Grant will be set forth in an award agreement (the “Management Unit Grant Agreement”) and other documentation that will be delivered to the Executive under separate cover. The Executive shall receive 3,644.29 management incentive units.

2.3.    Signing Bonus. The Company shall pay Executive a signing bonus of $100,000.00, which will be paid in the pay period immediately following the Executive’s first full day of employment. In the event that the Executive resigns from his position prior to twelve months from the Start Date, the Executive shall be required to repay the entire amount of the signing bonus back to the Company.

2.4.    Employee Benefits. During the Employment Period, the Executive (and, to the extent eligible, the Executive’s dependents and beneficiaries) shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.

2.5.    Vacation and Other leave. The Company employs a flexible paid time off system. During the Employment Period, the Executive shall be entitled to take a reasonable amount of vacation per calendar year, to be determined in collaboration with the CEO. For purposes of accrual, the Executive shall be entitled to two weeks of vacation, to be taken and accrued in accordance with the Company’s vacation policies in effect from time to time. The number of accrued vacation days shall be pro-rated for the first and last calendar years of employment. The Executive shall also be entitled to all other holiday and paid time off generally available to other executives of the Company.

2.6.    Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing the

Executive’s duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Agreement shall meet the following requirements: (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

2.7.    Relocation Expenses. The Executive shall be eligible to receive certain relocation benefits of the type and in the amounts agreed to between the Executive and the CEO, including the following: corporate/serviced housing beginning on November 1, 2018 and ending on or before December 31, 2018; transportation of two vehicles and household goods from the Executive’s current residence to an address to be determined in the Salt Lake City area, etc.

2.8.    International Travel. The Company agrees to provide the Executive with business class airfare for all international travel legs in excess of six hours in scheduled length.

Section 3.        Employment Termination.

3.1.    Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Employment Period, and the Executive may voluntarily terminate the Executive’s employment hereunder for any reason during the Employment Period (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the date of termination, (b) any unused vacation days (consistent with Section 2.5 hereof) paid out at the per-business-day Base Salary rate, (c) any additional vested benefits in accordance with the applicable terms of applicable Company arrangements, (d) any unreimbursed expenses in accordance with Section 2.6 hereof and (e) continued rights to indemnification under Section 8.1 and coverage under the Company’s and its affiliates’ directors and officers insurance policies (collectively, clauses (a) through (f), the “Accrued Amounts”).

3.2.    Certain Terminations.

(a) Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (X) by the Company other than for Cause, death or Disability or (Y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to: (i) a payment equal to six-months of the monthly equivalent of the Executive’s Base Salary at the rate in effect immediately prior to the Termination Date (payable in equal installments during the six month period following the Termination Date pursuant to the Employer’s payroll practices) (the “Severance Amount”); (ii) subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Executive’s copayment of premiums associated with such coverage consistent with amounts paid by the Executive during the year in which the Termination Date occurs, continued participation in the Company’s group health plans at the same or reasonably equivalent level of coverage as in effect immediately prior to the Termination Date (to the extent permitted under applicable law and the terms of such plan) for six months following the Termination Date, or, if earlier, until the date upon which the Executive becomes eligible for coverage under the group health insurance plan of a subsequent employer (“Medical Benefit Continuation”).

The Company’s obligations to pay the Severance Amount and to provide Medical Benefit Continuation shall be conditioned upon (i) the Executive’s continued compliance with the Executive’s obligations under Section 4 of this Agreement and (ii) Executive executing and delivering to the Company a general release in the form attached hereto as Exhibit A (the “Release”) and the Release becoming irrevocable within 60-days following the Termination Date (the date that the Release becomes irrevocable, the “Release Effective Date”). Notwithstanding any provision to the contrary herein, and without limitation of any remedies to which the Company may be entitled, the Severance Amount and the Medical Benefit Continuation shall be paid as set forth above, to commence to be paid on the first payroll date of the Company following the Release Effective Date; provided, that, if such 60-day period referred to in the preceding sentence spans two calendar years, payments shall in all cases be paid or commence to be paid on the first payroll date in the second calendar year; provided, further, that, the first payment will include any installments that would have been paid prior thereto but for this sentence.

(b) Termination by Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Company shall pay the Executive (or the Executive’s heirs upon a termination by death) the Accrued Amounts.

(c) Definitions. For purposes of Section 3, the following terms have the following meanings:

(1)    “Cause” shall mean the Executive’s having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of the Executive’s duties to the Company; (B) failure to perform the Executive’s duties to the Company or follow the lawful directives of the Board and CEO (other than as a result of death or Disability); (C) conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (D) performance of any material act of theft, embezzlement, fraud, malfeasance, or misappropriation of the Company’s property; (E) intentional and material act of dishonesty relating to the performance of the Executive’s material duties to the Company; or (F) breach of this Agreement or any other material written agreement with the Company or any of its affiliates, or a violation of the Company’s code of conduct or other written policy. Notwithstanding the foregoing, if the Board alleges that any of the events in clauses (A), (B), (D), (E), or (F) has occurred (a “Relevant Event”), but the Board has reasonably and promptly determined that such Relevant Event is curable by the Executive, then, for a period of up to 30 days after receipt by the Executive of notice from the Board of such Relevant Event (such 30 day period, the “Cause Cure Period”), such termination for Cause shall not be effective (but only as long as the Executive continues to use reasonable best efforts to cure such Relevant Event), and shall become effective if and only if the Relevant Event is not cured within the Cause Cure Period. For the avoidance of doubt, where the Board alleges that a Relevant Event has occurred but has reasonably and promptly determined that such Relevant Event is not curable, such termination for Cause shall be effective immediately upon delivery of such written notice; where the Board has reasonably and promptly determined that such Relevant Event is curable, but has not been cured, such termination for Cause shall be effective immediately as of the expiration of the Cause Cure Period after the Executive’s receipt of such written notice, or such earlier date that the Company informs the Executive that the Board has determined that the Executive has ceased to use reasonable best efforts to cure the Relevant Event.

(2)    “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

(3)    “Good Reason” shall mean one of the following has occurred: (A) a material breach by the Company of any of the covenants in this Agreement; (B) any material reduction in the Executive’s Base Salary; (C) the relocation of the Executive’s principal place of employment that would increase the Executive’s one-way commute by more than 50 miles; or (D) any material and adverse change in the Executive’s position, title or status or any change in the Executive’s reporting relationships, job duties, authority or responsibilities to those of lesser status. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 90 days of the first date on which the Executive has knowledge of such conduct. The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(d) Section 409A. If the Executive is a “specified employee” for purposes of Section 409A, to the extent the Severance Amount required to be made pursuant to Section 3.2 hereof constitutes “non-qualified deferred compensation” for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive’s death, with any delayed amounts being paid in a lump sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

3.3.    Exclusive Remedy. The foregoing payments and benefits upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of the Executive’s employment.

3.4.    Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the Termination Date, from all positions the Executive then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5.    Cooperation. Following the termination of the Executive’s employment with the Company for any reason, upon reasonable request from the Company, the Executive shall respond and provide information with respect to matters in which Executive has knowledge as a result of his services to the Company and its subsidiaries, and will provide reasonable assistance to the Company in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Company will pay for or promptly reimburse the Executive for all out-of-pocket expenses incurred by the Executive in connection with any such cooperation.

Section 4.	Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

In consideration of Parent’s and the Company’s entering into this Agreement, as well as the terms, compensation, and benefits set forth herein (including, but not limited to, the Executive’s receipt of the Management Unit Grant described in Section 2.2 hereof), the Executive agrees to comply with the following covenants set forth in this Section 4.

4.1.    Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Parent and its subsidiaries, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Parent and its subsidiaries and other forms of information considered by the Parent and its subsidiaries to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Executive’s employment with the Company, unless required or permitted by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in the Executive’s (or capable of being reduced to the Executive’s) possession. Notwithstanding the foregoing, nothing herein shall prevent the Executive from disclosing Confidential Information to the extent required by law. Additionally, nothing herein shall preclude the Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein shall preclude the Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in any related court proceeding, provided that the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4.2.     Non-Competition. By and in consideration of the Company entering into this Agreement, and in further consideration of the Executive’s exposure to the Confidential Information, the Executive agrees that the Executive shall not, during the Employment Period and for a period of eighteen months after the Executive’s termination of employment for any reason (the “Restriction Period”), anywhere that the Company operates or otherwise does business as of the Executive’s Termination Date, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided that in no event shall (X) passive ownership by the Executive of two percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof or (Y)

being employed by an entity, standing alone, be prohibited by this Section 4.2, so long as the entity has more than one discrete and readily distinguishable part of its business and the Executive’s duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a business which is in competition with a business of the Company or any of its Affiliates in any country or territory in which the Company or any of its Affiliates markets any of its services or products or has plans to begin marketing any of its services or products in such country or territory. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.3.    Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly hire, induce or solicit (or assist any Person to hire, induce or solicit) for employment any person who is, or within 12 months prior to the date of such hiring, inducing or solicitation was, an employee of the Parent or any of its subsidiaries.

4.4.    Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out the Executive’s responsibilities for the Parent or any of its subsidiaries), the Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Parent or any of its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Parent or any of its subsidiaries and any of its or their customers or clients so as to cause material harm to the Parent or any of its subsidiaries.

4.5.    Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof, as determined by a court of competent jurisdiction.

4.6.    Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by the Executive, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Parent and its subsidiaries (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Parent and/or its applicable subsidiary, the Executive assigns and agrees to assign all of the Executive’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Parent and/or its applicable subsidiary as the Executive’s employer. Whenever reasonably requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Parent and its subsidiaries therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7.    Confidentiality of Agreement. Other than with respect to information required or permitted to be disclosed by applicable law, the Parties hereto agree not to disclose the terms of this Agreement to any Person; provided that the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further. Any time after this Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.8.    Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Severance Amount paid by the Company to the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and the Executive’s material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive to the extent determined by a court of competent jurisdiction.

Section 5.        Representations. The Executive represents and warrants that (a) the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits the Executive’s ability to enter into and fully perform the Executive’s obligations under this Agreement and (b) the Executive is not otherwise unable to enter into and fully perform the Executive’s obligations under this Agreement. In the event of a material breach of any representation in this Section 5, the Company may terminate this Agreement and the Executive’s employment with the Company without any liability to the Executive other than the Accrued Amounts.

Section 6.         Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders. The Company shall not make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive.

Section 7.        Taxes; Clawbacks.

7.1.     Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

7.2.    Section 280G. (a) If, at any time following the closing of an “Initial Public Offering” (as defined in the Amended and Restated Limited Partnership Agreement of Parent, as may be amended from time to time), (i) the aggregate of all amounts and benefits due to the Executive under this Agreement or under any other Company arrangement would, if received by the Executive in full and valued under Section 280G of the Code, constitute “parachute payments” as defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” as defined in and under Section 280G of the Code, less $1.00, then (iii) such 280G Benefits payable in cash as the Executive shall select shall (to the extent that the reduction of such 280G Benefits can achieve the intended result) be reduced or eliminated to the extent necessary so that the aggregate 280G Benefits received by the Executive will not constitute parachute payments. The determinations with respect to this Section 7.2(a) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized United States public accounting firm chosen by the Parties.

(b)    It is possible that after the determinations and selections made pursuant to Section 7.2(a), the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under this Section 7.2 (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code)

from the date of the Executive’s receipt of such Excess Payment until the date of such payment. In the event that it is determined (i) by a court or (ii) by the Auditor upon request by a Party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of this Section 7.2 not been applied until the date of such payment.

(c)    If it appears that any amount or benefit that is to be paid to the Executive under this Agreement or any other plan, program, agreement, or arrangement of the Company or any of its affiliates may constitute a “parachute payment” under Section 280G(b)(2) of the Code prior to the closing of an Initial Public Offering, the Company shall use its best reasonable efforts to obtain shareholder approval of such payments for purposes of Section 280G(b)(5) of the Code.

7.3.    Clawbacks. If any law, rule or regulation applicable to the Parent or its subsidiaries (including any rule or requirement of any nationally recognized stock exchange on which the stock of the Parent or its subsidiaries has been listed), or any policy of the Parent or its subsidiaries reasonably designed to comply therewith, requires the forfeiture or recoupment of any amount paid or payable to the Executive hereunder (or under any other agreement between the Executive and the Parent or its subsidiaries or under any plan in which the Executive participates), the Executive hereby consents to such forfeiture or recoupment, in each case in the time and manner determined by the Company in its reasonable good faith discretion. Furthermore, if the Executive engages in any act of embezzlement, fraud or material dishonesty involving the Parent or its subsidiaries which results in a financial loss to the Parent or its subsidiaries, the Company shall be entitled to recoup an amount from the Executive determined by the Company in its reasonable discretion to be commensurate with such financial loss.

Section 8.        Miscellaneous.

8.1.    Indemnification. To the extent provided in the Amended and Restated Limited Partnership Agreement of Parent, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

8.2.    Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3.    Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement and its rights and obligations hereunder without the consent of the Executive in the event that the Company hereafter affects a reorganization, consolidates with or merges into any other Person or entity, or transfers all or substantially all of its properties or assets to any other Person or entity, as long as such other Person or entity expressly assumes this Agreement (except to the extent that such assumption occurs by operation of law).

8.4.    Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) e-mail, (iii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iv) reputable commercial overnight delivery service courier, with confirmation of receipt or (v) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Traeger Pellet Grills LLC

c/o AEA Investors LP

666 Fifth Avenue, 36th Floor

New York, NY 10103

Attn: General Counsel

E-mail: bburns@aeainvestors.com and

tburton@traegergrills.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Jeffrey W. Ross, Esq.

E-mail: jeffrey.ross@friedfrank.com

If to the Executive:

At the Executive’s principal office at the Company (during the Employment Period), and at all times to the Executive’s principal residence as reflected in the records of the Company. If by e-mail, to the Executive’s Company-supplied e-mail address.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its e-mail address, facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Utah without giving effect to the conflicts of law principles thereof.

8.6.    Jurisdiction; Waiver of Jury Trial. The Executive agrees that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship between the parties, including but not limited to matters concerning validity, construction, performance, or enforcement, shall be exclusively in the federal and state courts of the State of Utah located in Salt Lake County (collectively, the “Selected Courts”) (provided, that a final judgment in any such action shall be conclusive and enforced in other jurisdictions) and further agree that service of process may be made in any matter permitted by law. The Executive irrevocably waives and agrees not to assert (i) any objection which it may ever have to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Selected Courts, and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum. This Section 8.6 is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

8.7.    Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8.    Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof.

8.9.    Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.10.    Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.11.    General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TRAEGER PELLET GRILLS LLC

By: /s/ Jeremy Andrus
Name: Jeremy Andrus
Title: CEO

EXECUTIVE

/s/ Stephen P. Woodside
Name: Stephen P. Woodside

Exhibit A

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release

1.    In consideration of the payments and benefits to be made under the Employment Agreement, dated as of [            ], 2018 (the “Employment Agreement”), by and among [                    ] (the “Executive”) and Traeger Pellet Grills LLC (the “Company”) thereof (each of the Executive and the Company, a “Party” and collectively, the “Parties”) [and, solely with respect to Section 2.2 thereof, TGP Holdings LP (“Parent”)], the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.

rights to indemnification the Executive has or may have under the limited liability company agreement or similar organizing documents of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.	rights granted to the Executive as an equity holder of Parent.

2.    The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.    This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.    The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Release is, among other things, a specific waiver of the Executive’s rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.    The Executive acknowledges that the Executive has been given a period of forty-five (45) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, the Executive may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the provision of the Medical Benefit Continuation (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.    The Executive acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7.    The Executive acknowledges that the Executive has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

8.    The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

9.    The Executive acknowledges that the severance payments and benefits the Executive is receiving in connection with this Release and the Executive’s obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

10.    Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11.    This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Company Released Party’s right to enforce any obligations of the Executive under the Employment Agreement that survive the Employment Agreement’s termination, including without limitation, any non-competition covenant, non-solicitation covenant or any other restrictive covenants contained therein.

12.    The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

13.    This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or .pdf shall be deemed effective for all purposes.

14.    This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

15.    Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of                             .

TRAEGER PELLET GRILLS LLC

By:
Name:
Title:

[ ]

Exhibit B: CSCO Responsibilities

Support the CEO and senior leadership team in achieving top- and bottom-line financial results.

➢ Carry out initiatives to help grow revenue organically by from $350m in 2018 to $800m by 2022, with EBITDA increasing from $70M to $200m during that time.

➢ Identify and deliver operating efficiencies and margin enhancement opportunities.

➢ Be a strategic thought partner on business topics beyond operational issues.

Drive world class Product Availability at the optimal inventory levels through the 2018-2022 growth curve.

➢ Drive our ability to become much more predictive through improved channel, customer and geographical Forecasting. Shift from Sell in to sell through (with consumer insights) forecasting.

➢ Partner with sales, marketing, and finance to ensure the use of accurate demand forecast drivers and identify all in and our of forecast risk

➢ Own Manufacturing throughput improvement and Constraint Mitigation for Grills, Pellets and Accessories. Balance Inventory across all 3PLs.

➢ Optimize inventory on existing items, new products, and product phase-outs.

➢ Closely coordinate and communicate customer action plans with supply planning

➢ Build International operation team both in US and through international infrastructure where appropriate.

➢ Drive massive improvement in product launches via sustainable processes to insure 100% on time, high quality delivery at launch.

Expand China Team and become intertwined with USA via organization structure. Create Sourcing / Purchasing organization in USA that fulling leverages China team and Traeger vendors.

➢ Drive deep China environmental risk mitigation by understanding regional environmental laws, trends and risks on the business.

➢ Create fully costed BOM and spend cube for all product, including accessories, should have a costed BOM. Drive YOY improvements.

➢ Create comprehensive commodity pricing landscape and real time monitoring tools

◾   Environmental, Steel trends, Cardboard, Labor, GDP, RMB

➢ Create Sourcing tools and processes for all new model launch processes to insure Initial sourcing cost targets are maintained through Product Commercialization.

➢ Take an analytical approach to capital investments, including efficiently handling capacity additions.

Create Quality organization that is driving measurable improvements to consumer and customer defects with a deep focus on Component reliability and quality.

➢ Drive the strategy and planning to effectively commercialize multiple new products per year.

➢ Understand retailer and consumer needs, and identify opportunities for potential new products.

➢ Collaborate with other leaders to help develop novel product designs, and enhanced manufacturing methods.

➢ Expand existing QMS system.

➢ Ensure warranty costs are below 0.75%.

➢ Help Sales team manage new products launches.

Maintain Gross Margin Focus in order to offset significant cost headwinds with new model launches.

➢ Manage and mitigate increasing 3PL footprint and costs to minimize storage costs

➢ Manage and Mitigate increasing Small Pack, LTL and Road Show costs to minimize Transportation costs

➢ Vigilance in new model launches to clearly explain GM pressures for every launch

➢ Create customer and channel profitability processes and Pareto top issues– ASP, Coop, Fulfillments costs. Create Customer level Scorecards on profitability down entire EBIT calculation: Discounting, DFI, COOP, customer chargebacks, warehouse costs, transportation costs, subsidized shipping, ASP, etc.

Create World class Retail Dealer/Store Experience by defining, shipping and measuring a Perfect Order by customer - ‘Make Perfect Order’ communication.

➢ Measure current state - drive solutions to perfect state. Action register with scores in DOMO

➢ Publish in DOMO all customer scorecards over time and drive to highest levels

➢ Ensure that all retail outlets and online partners (e.g., Williams Sonoma) have adequate supply with zero out of stocks.

Maintain high-quality service at the retail and consumer level.

➢ Act as lead “client-care officer” through direct contact with retail partners.

➢ Define target customer satisfaction levels and measure against relevant KPI’s

➢ Ensure a world-class customer service experience for end user customers.

Build and develop a world-class Operations function.

➢ Align the operations organization against the growing needs of the business, and review and update internal processes to driver greater operating effectiveness.

➢ Lead and develop a team that will allow for optimal company performance. Audit existing team by 1/1/19 and make recommendations for improvements and upgrades.

➢ Evaluate the existing team within 3 months, and make changes to maximize performance within 12 months:

◾  Hire and retain A players, and provide them opportunities   to shine;

◾  Coach and develop B players, or move them into roles   where they can be A players;

◾  Redeploy or swiftly remove C players.

➢ Review and enhance capabilities as needed, and hold the team accountable to a high bar for performance.

➢ Ensure the operations team is viewed as a partner to the rest of the organization.

Fit within and help drive the Traeger company culture.

➢ Be entrepreneurial and comfortable working in a dynamic, fun, fast-paced environment.

➢ Be team oriented and collaborative. Build effective long-term relationships at all levels, internally and externally, and go the extra mile for customers.

➢ Be confident but also unpretentious. Communicate transparently – listen actively and speak respectfully.

➢ Bring the maturity and gravitas to deal effectively with senior executives, and “read the tea leaves” to get things done.

➢ Operate with a strong work ethic and an unrelenting resolve to follow through and meet commitments.